Exhibit 99.1


  Kimco Realty Corporation Reports Record High Results for the First
       Quarter 2007 with a 47 Percent Increase in FFO Per Share


    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 3, 2007--Kimco Realty Corporation (NYSE: KIM), reported results for the quarter ending March 31, 2007.

    Net income available to common shareholders was $150.9 million up
61.7 percent from $93.3 million in the first quarter of 2006 or $0.59 per diluted share for the quarter, an increase of 47.5 percent from $0.40 for the same period in 2006.

    Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, grew to $202.8 million for the first quarter 2007, an increase of 62.7 percent from $124.6 million in the same period a year ago. Funds from operations per diluted share increased by 47.2 percent to $0.78 from $0.53 in the first quarter of 2006. A reconciliation of net income to FFO is provided in the attached tables.

    Highlights for the first quarter 2007

    -- Increased FFO per diluted share by 47.2 percent over the first quarter of 2006;

    -- Achieved growth in same-store net operating income for the quarter of 4.0 percent;

    -- At quarter end, posted a record high 95.6 percent of space leased in the core holdings portfolio, a 100 basis point increase from the first quarter of 2006;

    -- More than doubled FFO contribution from investment management business to $49.1 million compared to the same period a year ago;

    -- Acquired 37 properties plus an additional equity interest in seven currently owned centers that together total 5.1 million square feet for $1.1 billion for the company's core holdings and its investment management programs; and

    -- Recognized FFO of $0.21 per diluted share from its investment in Albertson's.

    The company's core holdings portfolio includes 509 properties broken down as follows: 441 in the United States and Puerto Rico, 37 in Canada and 31 in Mexico.

    For the quarter, the company signed a total of 223 leases totaling
1.2 million square feet in its core holdings: 84 new leases for 386,000 square feet and 139 lease renewals for 863,000 square feet. The average increase in contractual base rent on new leases signed for the same space was approximately 16.4 percent on a cash basis.

    Corporate Financing Activities

    On April 23, Kimco completed an offering of $300 million, 5.70 percent senior unsecured notes due May 1, 2017. The notes were issued without financial covenants but provided for change of control protection and coupon step ups for ratings below investment grade. The notes were priced to yield 5.702 percent, representing a 105 basis point spread over the 10-year Treasury rate. Net proceeds of approximately $297.8 million were used to repay the outstanding balance on the U.S. line of credit and to partially fund refinancing requirements of $250 million of bonds maturing during 2007. Ratings for the bonds from both S&P and Moody's were A- and Baa1, respectively, consistent with the company's other bonds.

    Portfolio Activity

    United States

    During the quarter the company acquired five shopping centers totaling 570,000 square feet for $108.2 million in its U.S. core holdings. Subsequent to the quarter end, the company acquired four additional shopping centers for $185.4 million, including Flagler Park in Miami Fla. with 350,000 square feet for $95 million.

    Kimco disposed of five properties totaling 324,000 square feet for $29.7 million from the U.S. core holdings during the quarter. These dispositions were consistent with the company's strategy of disposing of properties with limited growth potential or in non-core markets.

    U.S. Preferred Equity Investments

    Kimco recognized $12.5 million of income from preferred equity investments including $3.3 million in profit participation from the disposition of four investments. The company closed nine new preferred equity investments in the U.S. totaling $26.0 million during the quarter and one additional investment of $31.5 million subsequent to the quarter close.

    Canada

    Canadian Preferred Equity

    During the quarter, the company funded an $8.2 million preferred equity investment in a portfolio of nine properties located in Ottawa, Canada. Kimco continues to grow its preferred equity portfolio in Canada and currently has approximately $120 million invested in 88 properties and an additional $57 million invested in development properties.

    Mexico

    During the quarter, the company purchased a portfolio of 17 existing properties located in northern Mexico for $51.5 million. The portfolio, which totaled 488,000 square feet, is 100 percent leased.

    Development

    During the quarter, the company purchased land for two new development projects which together will total 550,000 square feet. Ciudad del Carmen is a 427,000 square foot project which will be anchored by Chedraui Grocery and Plaza Soriana is a 126,000 square foot project anchored by Coppel. Three additional development projects were approved during the quarter totaling over 1.2 million square feet. Two projects will be anchored by both Walmart and Home Depot, and one by Home Depot and Suburbia. Additionally, Multiplaza Arboledas, a 399,000 square foot development in Mexico anchored by Walmart was completed.

    Subsequent to quarter end, the company established a new $300 million co-mingled fund with institutional partners, including a $50 million commitment from Kimco, to purchase land and develop retail centers in Mexico.

    Chile

    Last quarter, the company announced its new joint venture in Chile. Subsequent to quarter end, the transaction closed and Kimco and its partners acquired four existing retail properties in Chile for $16.5 million.

    Kimco Investment Management Programs

    Fees from Kimco's investment management business increased by 130 percent to $17.0 million from $7.4 million in the first quarter 2006, including $8.2 million in management fees, $7.3 million in acquisition and other transaction-based fees and $1.5 million in other on-going fees.

    The company acquired 21 shopping centers totaling 4.0 million square feet for $975.0 million during the quarter in its various investment management programs. Included in the acquisition total were certain assets from the former Crow Holdings portfolio which was purchased for $822 million in a new joint venture between Kimco and Prudential and currently totals 3.3 million square feet of gross leasable space (GLA).

    During the quarter, the company sold ten shopping centers totaling
1.5 million square feet for $212.3 million. Dispositions include five properties from the Kimco Retail Opportunity Portfolio (KROP), a joint venture with GE Real Estate. Sales of these five assets generated proceeds of $104.3 million including promote income to Kimco of $6.7 million.

    Subsequent to quarter close, the company sold five former Pan Pacific properties from its joint venture with Prudential totaling 728,000 square feet for $110.4 million. Year-to-date, the company has sold nine former Pan Pacific properties totaling 1.3 million square feet from the joint venture with Prudential.

    Kimco Capital Services

    Kimco Developers (KDI)

    Kimco Developers Inc., (KDI) sold various assets, including three pad sites generating sales proceeds of $37.6 million and net gain after tax of approximately $2.2 million for the quarter.

    The company acquired five land parcels for development for $46.3 million, including land for Harmon Town Crossing, a 330,000 square foot shopping center in North Fort Worth, Texas and Union Crescent Marketplace a 233,000 square foot center anchored by Target in Union, N.J.

    Kimco Select (KSI) & Retailer Services

    Retailer Services, Kimco's business which provides capital to retailers with significant real estate holdings, realized approximately $122 million in proceeds from its investment in Albertson's during the quarter resulting in profits and FFO of approximately $56.5 million or $0.21 per diluted share.

    Portfolio Overview

    As of March 31, 2007, Kimco owned equity interests in 1,360 properties in the United States, Puerto Rico, Canada and Mexico totaling 175 million square feet as follows: 509 core holdings properties and 366 investment management properties that together total 875 retail properties aggregating 122.9 million square feet. Also included in the 1,360 total are 50 properties under development, 237 preferred equity investments, 19 retail store leases and 179 other real estate related investments all of which aggregate 51.8 million square feet.

    The company continues to expand internationally. At March 31, the company had interests in 149 properties totaling 17.9 million square feet in Canada comprised of 37 core properties, 104 preferred equity investments and eight other real estate related investments. In Mexico, the company owned interests in 110 properties totaling 16.0 million square feet comprised of 31 core properties, 17 properties under development and 62 other real estate investments.

    2007 Guidance

    --  FFO: $2.49 - $2.59 per diluted share;

    -- Growth in same-store net operating income of approximately 4.0 percent;

    -- Gross property, asset management and other ongoing fees (for in-place agreements) of $38 - $42 million;

    -- Total acquisitions for the year of $2.5 billion including $920 million for the Crow portfolio and approximately $150 million of dispositions for the year;

    -- Total gains on sales, net of tax, from KDI of approximately $20 - $25 million; and

    --  Aggregate contribution, net of tax, from Kimco Preferred
        Equity, Retailer Services and Kimco Select of approximately $125 million for the remainder of the year.

    Conference Call and Supplemental Materials

    The company will hold its quarterly conference call today, Thursday May 3, at 9:00 a.m. Eastern Time. The call will include a review of the company's first quarter 2007 performance as well as a discussion of the company's strategy and expectations for the future.

    To participate, dial 1-866-564-7444. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 3191414 Access to the live call and a replay will be available through the company's website at www.kimcorealty.com under "Investor
Relations: Presentations."

    About Kimco

    Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of April 23, 2007, the company owned interests in approximately 1,365 properties comprising 175 million square feet of leaseable space across 45 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 45 years. For further information, visit the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement

    The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2006. Copies of each filing may be obtained from the Company or the Securities & Exchange Commission.

    The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as may be updated or supplemented in the company's Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.


                       KIMCO REALTY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)
                             (unaudited)
----------------------------------------------------------------------

                                          Three Months Ended March 31,
                                             2007          2006
                                          -----------    ----------

Revenues from Rental Properties           $  158,277      $137,156
                                          -----------    ----------

Rental Property Expenses:
   Rent                                        2,884         2,849
   Real Estate Taxes                          18,736        16,994
   Operating and Maintenance                  20,963        17,153
                                          -----------    ----------
                                              42,583        36,996
                                          -----------    ----------

Net Operating Income                         115,694       100,160

Income from Other Real Estate Investments     14,519        18,317
Mortgage Financing Income                      3,138         4,194
Management and Other Fee Income               17,046         7,395
Depreciation and Amortization                (41,790)      (28,206)
                                          -----------    ----------
                                             108,607       101,860

Interest, Dividends and Other Investment
 Income                                        6,243        12,290
Other (Expense)/Income, Net                   (3,707)       11,934

Interest Expense                             (46,258)      (39,554)
General and Administrative Expenses          (22,698)      (16,731)
                                          -----------    ----------
                                              42,187        69,799

Benefit/(Provision) for Income Taxes          30,114        (1,577)

Equity in Income of Joint Ventures, Net       30,160        16,751
Minority Interests in Income, Net             (4,134)       (5,742)
Gain on Sale of Development Properties
   Net of Tax of $1,602 and $1,209,
    respectively                               2,403         1,813
                                          -----------    ----------
   Income from Continuing Operations         100,730        81,044
                                          -----------    ----------

Discontinued Operations:
   Income from Discontinued Operating
    Properties                                 8,045         3,598
   Minority Interest in Income                  (157)          (73)
   Gain on Disposition of Operating
    Properties                                 2,794        11,626
                                          -----------    ----------
   Income from Discontinued Operations        10,682        15,151
                                          -----------    ----------

Gain on Sale of Operating Properties, Net
 of Tax (1)                                      727             -
                                          -----------    ----------
                                                 727             -
                                          -----------    ----------

   Income before Extraordinary Item          112,139        96,195

Extraordinary Gain from Joint Venture
 Investment Resulting from Purchase Price
 Allocation, Net of Income Tax of $30,000
 and Minority Interest                        41,625             -

                                          -----------    ----------
   Net Income                                153,764        96,195

   Preferred Dividends                        (2,909)       (2,909)
                                          -----------    ----------

   Net Income Available to Common
    Shareholders                          $  150,855      $ 93,286
                                          ===========    ==========

Weighted Average Shares Outstanding for
 Net Income Calculations:
     Basic                                   251,365       228,674
                                          ===========    ==========
     Diluted                                 257,422 (2)   233,620 (2)
                                           ==========      ========

Per Common Share:
   Income from Continuing Operations:
      Basic                               $     0.39      $   0.34
                                          ===========    ==========
      Diluted                             $     0.38 (2)  $   0.33 (2)
                                          ===========    ==========
   Net Income:
      Basic                               $     0.60      $   0.41
                                          ===========    ==========
      Diluted                             $     0.59 (2)  $   0.40 (2)
                                          ===========    ==========


(1) Included in the calculation of Income from continuing operations per share in accordance with SEC guidelines.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
    The impact of the conversion would have an anti-dilutive effect on Net Income and therefore have not been included.



                       KIMCO REALTY CORPORATION
                        FUNDS FROM OPERATIONS
                (in thousands, except per share data)
                             (unaudited)
----------------------------------------------------------------------

                                          Three Months Ended March 31,
                                             2007          2006
                                          -----------    ----------
Funds From Operations

    Net Income                            $  153,764     $  96,195

    Gain on Disposition of Operating
     Properties, Net of Minority
     Interests                                (2,794)      (11,626)

    Gain on Disposition of Joint Venture
     Operating Properties                    (12,172)       (1,732)

    Depreciation and Amortization             42,142        29,677

    Depreciation and Amortization - Real
     Estate JV's, Net of Minority
     Interests                                24,753        15,009

    Preferred Stock Dividends                 (2,909)       (2,909)
                                          -----------    ----------

    Funds From Operations                 $  202,784     $ 124,614
                                          ===========    ==========

Weighted Average Shares Outstanding for
 FFO Calculations:
      -Basic                                 251,365       228,674
                                          ===========    ==========
      -Diluted                               263,254 (3)   238,386 (3)
                                          ===========    ==========

    Per Common Share   - Basic            $     0.81     $    0.54
                                          ===========    ==========

                       - Diluted          $     0.78 (3) $    0.53 (3)
                                          ===========    ==========

(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period Funds from Operations would be increased by $2,410 and $1,739 for the three months ended March 31, 2007 and 2006, respectively.

    Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

    Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.


                       KIMCO REALTY CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except share information)
                             (unaudited)
----------------------------------------------------------------------

                                               March 31,  December 31,
                                                 2007        2006
                                              ----------- ------------
Assets:
    Operating Real Estate, Net of Accumulated
     Depreciation of $844,240, and $806,670,
     respectively                             $4,268,973  $ 4,156,667
    Investments and Advances in Real Estate
     Joint Ventures                            1,107,255    1,067,918
    Real Estate Under Development              1,128,432    1,037,982
    Other Real Estate Investments                465,729      451,731
    Mortgages and Other Financing Receivables    205,416      162,669
    Cash and Cash Equivalents                    120,044      345,065
    Marketable Securities                        219,836      202,659
    Accounts and Notes Receivable                 84,672       83,418
    Other Assets                                 384,874      361,171
                                              ----------- ------------
Total Assets                                  $7,985,231  $ 7,869,280
                                              =========== ============

Liabilities:
    Notes Payable                             $2,749,253  $ 2,748,345
    Mortgages Payable                            598,059      567,917
    Construction Loans Payable                   282,204      270,981
    Dividends Payable                             93,607       93,222
    Other Liabilities                            389,318      396,614
                                              ----------- ------------
                                               4,112,441    4,077,079
                                              ----------- ------------
    Minority Interests                           427,278      425,242
                                              ----------- ------------


Stockholders' Equity:
    Preferred Stock , $1.00 par value,
     authorized 3,600,000 shares
    Class F Preferred Stock, $1.00 par value,
     authorized 700,000 shares
        Issued and Outstanding 700,000 shares        700          700
        Aggregate Liquidation Preference
         $175,000
    Common Stock, $.01 par value, authorized
     300,000,000 shares
        Issued 252,484,841, and 251,416,749,
         Outstanding 251,938,261, and
         250,870,169, respectively.                2,519        2,509
    Paid-In Capital                            3,203,877    3,178,016
    Retained Earnings                            200,666      140,509
                                              ----------- ------------
                                               3,407,762    3,321,734
    Accumulated Other Comprehensive Income        37,750       45,225
                                              ----------- ------------
                                               3,445,512    3,366,959
                                              ----------- ------------
Total Liabilities and Equity                  $7,985,231  $ 7,869,280
                                              =========== ============


 Reconciliation of Projected Diluted Net Income Per Common Share to
           Projected Funds From Operations Per Common Share

                             (Unaudited)
                                                      Projected Range
                                                       Full Year 2007
                                                        Low     High
                                                      -------- -------
Projected diluted net income per common share            1.74    1.91

Projected depreciation & amortization                    0.58    0.60
Projected depreciation & amortization real estate
 joint ventures, net of minority interests               0.29    0.31

Gain on disposition of operating properties             (0.05)  (0.10)
Gain on disposition of joint venture operating
 properties, net of minority interests                  (0.07)  (0.13)
                                                      -------- -------

Projected FFO per diluted common share                  $2.49   $2.59
                                                      ======== =======

Projections involve numerous assumptions such as rental income
 (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.


    CONTACT: Kimco Realty Corporation
             Barbara M. Pooley, vice president, investor relations
             1-516-869-2530